Exhibit 99.1



                      U. S. STEEL TUBULAR PRODUCTS TO EXIT
                  DRAWN-OVER-MANDREL TUBULAR PRODUCTS BUSINESS

     DALLAS, Jan. 5, 2009 - U. S. Steel Tubular Products, Inc., a subsidiary of

United States Steel Corporation (NYSE: X) announced today that it will exit the drawn-over-mandrel (DOM) tubular products business and close the DOM lines at its Texas Operations Division in Lone Star, Texas. This will result in a pre-tax charge of approximately $25 million in the fourth quarter of 2008.

     In 2008, U. S. Steel Tubular Products shipped approximately 50,000 tons of

DOM products, which accounted for less than 3 percent of the company's tubular shipments for the year. All current booked orders will be produced and shipped consistent with original commitments. U. S. Steel Tubular Products is notifying its customers of its decision to exit the business. DOM products are used by automotive manufacturers, mining operations, fluid power component manufacturers and steel service centers.

     Approximately 50 employees will be affected by the closure of the DOM lines.

                                      -oOo-

For more information about U. S. Steel Tubular Products, Inc., visit www.ussteel.com.